Exhibit 99.2

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt	Jenn Wing
		Investor Relations	Media Relations
		303-220-0100	303-220-0100
		deisenbrandt@ciber.com	jwing@ciber.com

CIBER SIGNS STOCK PURCHASE AGREEMENT TO ACQUIRE

MAJORITY INTEREST IN NOVASOFT AG, GERMANY

Novasoft is a Leading Multi-National SAP Service Partner

GREENWOOD VILLAGE, Colo. – August 30, 2004 – CIBER, Inc. (NYSE: CBR) today reported that it has signed a stock purchase agreement to acquire, subject to approval by German antitrust authorities, approximately 67 percent of the net outstanding shares of Novasoft AG (NOVG.DE), a Heidelberg, Germany based international consultancy specializing in implementation of SAP’s products.

Founded in 1989, Novasoft has become one of SAP’s leading integrators for the retail industry (it was the first external services provider to implement SAP for Retail), as well as the automotive, chemical/pharmaceutical and manufacturing sectors.  An SAP Alliance Partner, Novasoft implements all of SAP’s ERP products, including mySAP.com products and industry specific applications.

Novasoft has annualized revenues of approximately $78 million (€ 65 million) and approximately 500 employees.  Revenues are distributed approximately 60 percent in Europe outside of Germany, 33 percent Germany and 7 percent Asia and U.S.  Novasoft offices in Europe include Heidelberg, London, Cologne, Helsinki, Barcelona, Madrid and Prague.  Asian offices are in Shanghai and Singapore.  U.S. offices are in the New York and San Francisco areas.

Founding partners of Novasoft, Drs. László Gotthard and Georg Konrad, have agreed to transfer their 67 percent combined stake to CIBER in this transaction.  Both Messrs. Gotthard and Konrad will continue with the business and be responsible for Novasoft’s long-term SAP relationships with blue-chip customers, including Bayer, BASF, B&Q (U.K.), The Big Food Group (U.K.), Volkswagen, Allianz, BMW, T-Systems, Nokia and others.

“We are very pleased to announce Novasoft’s pending combination with CIBER.  We have worked hard over the last few years to find the appropriate time and company to enter the German marketplace.  With Novasoft, we not only think the time is right and the scale and reputation of their German operations are excellent, but we also get many other advantages:  a significant U.K. blue-chip SAP practice (to work alongside our recent Ascent Technology Ltd. merger and its SAP SME practice), operations in Finland, Spain and Asia, additions to our current U.S. SAP practice, an Eastern Europe foothold in Prague, and vertical expertise in several SAP product lines.  All of this nicely

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complements our Netherlands SAP practice and other European operations without any overlap,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.

Terje Laugerud, CIBER’s European CEO, added, “This transaction significantly rounds out our strategic go-to-market programs for Europe.  We now will have approximately 1,300 employees in nine European countries.  We are obviously now a major player on the continent and in the U.K. for SAP, Sage products and bespoke IT systems for several industries and the government sector.”

“CIBER was the right company at the right time for Novasoft,” said Dr. Laszlo Gotthard, Co-Chief Executive Officer of Novasoft.  “Georg Konrad and I have grown Novasoft for 15 years.  We became publicly held in 1999 and are operating in several countries.  Merging with CIBER provides us the necessary scale to extend our vertical expertise to more clients in more countries.”

“We have found CIBER’s management to be culturally a very good match to our own, which should make our employees and clients happy as well,” added Dr. Konrad.

Logistically, Novasoft will become a CIBER majority owned indirect subsidiary effective with closing, which is anticipated in September.  Subsequent to the closing, CIBER will undertake a compulsory offer to all minority, public-shareholdings when such mailings are approved by German securities authorities.  The transaction is valued at 3.52 Euros per Novasoft share.  Novasoft had approximately 18,825,000 shares (net of treasury) outstanding.  The initial transaction was predominantly cash, but includes approximately 30 percent in CIBER shares, or approximately 2.4 million shares.  The compulsory offer will be in cash.

“Novasoft has been and is currently profitable.  We expect its operations will add approximately $20 million to revenue for the last three months of 2004 and approximately $0.01 to GAAP EPS, net of minority interest until the compulsory purchase is consummated,” concluded Slingerlend.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company’s consultants now serve client businesses from over 60 U.S. offices, 18 European offices and three offices in Asia.  With offices in 14 countries, annualized revenue run rate of approximately $925 million and approximately 8,000 employees, CIBER’s IT specialists continuously build and upgrade our clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2004.  All rights reserved.

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